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                                                                      EXHIBIT 11
                                                                      ----------

                       THE LIMITED, INC. AND SUBSIDIARIES
                        COMPUTATION OF PER SHARE EARNINGS

                      (Thousands except per share amounts)
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

                                                                     Quarter Ended
                                                             ---------------------------
                                                             January 30,    January 31,
                                                                 1999          1998
                                                             -----------   -------------
Net income                                                      $250,484         $85,261
Less:  impact of IBI dilutive options and restricted
       stock on consolidated income*                              (2,245)           (197)
                                                             -----------   -------------

Adjusted net income                                             $248,239         $85,064
                                                             ===========   =============

Common shares outstanding:
      Weighted average                                           379,454         379,454
      Dilutive effect of stock options                             5,436           4,165
      Weighted average treasury shares                          (153,107)       (106,900)
                                                             -----------   -------------
      Weighted average used to calculate
        net income per diluted share                             231,783         276,719
                                                             ===========   =============

Net income per diluted share                                       $1.07           $0.31
                                                             ===========   =============

                                                                     Year Ended
                                                             ---------------------------
                                                             January 30,    January 31,
                                                                 1999          1998
                                                             -----------   -------------
Net income                                                    $2,053,646        $217,390
Less:  impact of IBI dilutive options and restricted
       stock on consolidated income*                              (4,009)           (144)
                                                             -----------   -------------

Adjusted net income                                           $2,049,637        $217,246
                                                             ===========   =============
Common shares outstanding:
      Weighted average                                           379,454         379,454
      Dilutive effect of stock options                             5,412           2,585
      Weighted average treasury shares                          (138,547)       (107,556)
                                                             -----------   -------------
      Weighted average used to calculate
         net income per diluted share                            246,319         274,483
                                                             -----------   -------------

Net income per diluted share                                       $8.32           $0.79
                                                             ===========   =============
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Note: Exercise of the Wexner Agreement was determined not to dilute reported net income per share.

* Represents the impact of dilutive options and restricted stock at Intimate Brands as a reduction to income.